Exhibit 99.1

DSW Inc. Reports Fourth Quarter and Fiscal Year 2017 Financial Results

•	Fourth quarter sales increased 6.7% to $720.0 million; comparable sales increased 1.3%

•	Fourth quarter Reported EPS of $0.15 per diluted share, for a full year Reported EPS of $0.83 per diluted share

•	Fourth quarter Adjusted EPS exceeded expectations and increased by 90% to $0.38 per diluted share

•	Full year Adjusted EPS of $1.52 per diluted share, the Company's first increase since 2013

•	Returned over $73.2 million to shareholders, including $9.4 million in share repurchases in 2017

•	Company announces the exit of Ebuys, following the completion of its strategic evaluation

•	Fiscal 2018 EPS guidance of $1.52 to $1.67 per diluted share, representing earnings growth of 4% to 14% excluding the 53rd week

•	Board of Directors increase the quarterly dividend by 25% to $0.25 per share

COLUMBUS, Ohio, March 13, 2018 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the fourteen week and fifty-three week periods ended February 3, 2018, compared to the thirteen week and fifty-two week periods ended January 28, 2017.

Roger Rawlins, Chief Executive Officer stated, "Our fourth quarter performance capped our first year of adjusted earnings growth since 2013. Our initiatives drove comparable sales growth and strong margin improvement at the DSW Segment this quarter. The sales inflection at our Power 35 locations, including our Lab store where we have introduced an elevated warehouse experience, prove our initiatives are gaining traction and provide us a blueprint to drive sales. We are drawing on our strong cash flow and the benefit from U.S. Tax Reform to enhance shareholder returns by boosting our quarterly dividend and reinvesting in strategic initiatives that will advance DSW's dominant position in the marketplace in the years to come," stated Mr. Rawlins.

The Company achieved several important milestones in fiscal 2017:

•	Total Company revenues hit a new high of $2.8 billion;

•	Renewed momentum in the core business, with footwear posting positive comparable sales for three quarters in a row;

•	The revitalization of DSW's Power 35 locations;

•	The successful expansion of DSW Kids, with plans to complete the chain-wide roll-out in 2018;

•	The Company's strongest growth in digital demand in the last 9 years;

•	The first increase in operating profitability and EPS since 2013;

•	The development of a new store design and the innovation of new services and technology that will define DSW's future customer experience.

Fourth Quarter Operating Results

•	Sales increased 6.7% to $720.0 million, including $35.6 million from the extra week.

•	For the thirteen-week period, comparable sales increased 1.3% compared to last year's 7.0% decrease.

•	Reported gross profit increased by 150 bps, driven by favorable sourcing, lower markdowns and occupancy leverage.

•	Reported operating expenses improved by 20 bps, driven by tighter expense management, partly offset by higher incentive compensation.

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Reported net income was $11.7 million, or $0.15 per diluted share, which included net after-tax charges of $18.8 million, or $0.23 per diluted share, excluding costs related to Ebuys, restructuring, acquisition expenses related to Town Shoes and the impact of U.S. Tax Reform.

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Adjusted net income was $30.5 million, or $0.38 per diluted share, an increase of 90%, excluding costs related to Ebuys, restructuring, acquisition expenses related to Town Shoes and the impact of U.S. Tax Reform. Excluding the impact of the 53rd week of $0.06 per diluted share, adjusted earnings per share increased by 60%.

Impact of the Tax Cuts and Jobs Act (the "U.S. Tax Reform'):
As a result of the recent passage of the U.S. Tax Reform, the Company recorded an additional $10.1 million net tax expense resulting from the remeasurement of its net federal deferred tax assets, partially offset by the benefit of applying the new rate on the last month of the fiscal year. This additional amount is excluded from the Company's adjusted results.
Based on its initial analysis of the U.S. Tax Reform, the Company estimates an effective tax rate of approximately 29% for fiscal year 2018 compared to its historical rate of 39%, with the benefit from the reduction in federal tax rate partly offset by other provisions in the new law. The Company's effective tax rate will be subject to changes in its interpretation and application of the new tax legislation, future guidance and regulatory updates from governing bodies go forward.

Exit of Ebuys
Following a comprehensive evaluation of strategic alternatives for Ebuys, the Company made the decision to exit the business. Consequently, the Company revalued its remaining assets including inventory, fixed and intangible assets at liquidation value and reduced its contingent consideration liability. The Company expects to complete the liquidation process in early 2018 and may incur additional one-time exit charges, which will be excluded from adjusted results.

Full Year Operating Results

•	Sales increased 3.3% to $2.8 billion, including $87.0 million from Ebuys.

•	For the fifty-two week period, comparable sales decreased by 0.4% compared to last year's 3.0% decrease.

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Reported net income was $67.3 million, or $0.83 per diluted share, which included net after-tax charges of $55.5 million, or $0.69 per diluted share, excluding costs related to Ebuys, restructuring costs, acquisition expenses related to Town Shoes and the impact of U.S. Tax Reform.

•	Adjusted net income was $122.8 million, or $1.52 per diluted share, a 4.1% increase to last year.

Balance Sheet Highlights

•	Cash, short-term and long-term investments totaled $300.5 million compared to $287.1 million the previous year.

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Inventories were $501.9 million compared to $500.0 million last year. On a cost per square foot basis, DSW inventories increased by 6%, primarily due to higher in-transit goods as the Company funds growth initiatives. On a two-year basis, inventories per square foot declined 2%.

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For the full year, the Company repurchased a total of 0.5 million shares for a total of $9.4 million and has $524.1 million remaining under its share repurchase program. The Company has returned $625 million in dividends and share repurchases since 2013.

Regular Dividend
DSW Inc.'s Board of Directors approved to increase its quarterly cash dividend by 25% to $0.25 per share. The dividend will be paid on April 6, 2018 to shareholders of record at the close of business on March 23, 2018.

Fiscal 2018 Annual Outlook
For the fifty-two week period ending February 2, 2019, the Company expects full year revenue growth to decrease by 1% to 3%, with the exit of non-core businesses and the impact of the 53rd week. Excluding the exit of non-core businesses and the 53rd week, total revenues are expected to increase in the 2% to 4% range. This assumes comparable sales increase in the low single digit range and the opening of 3 to 6 net new locations for the DSW Segment.

Full year adjusted earnings per share is expected to range between $1.52 to $1.67 per diluted share, representing earnings growth of 4% to 14% excluding the income from the 53rd week. The Company's outlook assumes a tax rate of 29% and 81.0 million shares outstanding. Guidance excludes charges related to the exit of Ebuys and does not assume the consolidation of Town Shoes.

Webcast
The Company is hosting a conference call today at 8:30 am Eastern Time. The conference will be broadcast live over the internet and can be accessed at http://dswinc.investorroom.com. For those unable to listen to the live broadcast, an archived version will be available at the same location until March 30, 2018. The teleconference will be available on replay and can be accessed by dialing 1-877-344-7529 and entering passcode 10117653.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of March 13, 2018, DSW operates 513 stores in 43 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 287 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2018 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in growing our store base and digital demand; risks related to the planned acquisition of Town Shoes; our ability to protect our reputation; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends, consumer preferences and changing customer expectations; risks related to the loss or disruption of our distribution and/or fulfillment operations; continuation of agreements with and our reliance on the financial condition of Stein Mart; our ability to execute our strategies; risks related to international franchisees not operating the franchised stores according to our standards; fluctuation of our comparable sales and quarterly financial performance; risks related to the loss or disruption of our information systems and data; our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; failure to retain our key executives or attract qualified new personnel; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; risks related to leases of our properties; our competitiveness with respect to style, price, brand availability and customer service; our reliance on foreign sources for merchandise and risks inherent to international trade; uncertainty related to future legislation, regulatory reform or policy changes, including the impact of the U.S. Tax Reform; uncertain general economic conditions; risks related to holdings of cash and investments and access to liquidity; and fluctuations in foreign currency exchange rates. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW Inc.
Segment Results
(unaudited)

Net sales by segment
	Three months ended			Twelve months ended
	February 3, 2018	January 28, 2017	% change	February 3, 2018	January 28, 2017	% change
	(dollars in thousands)
DSW segment	$664,197	$611,895	8.5%	$2,571,950	$2,477,991	3.8%
Other	55,778	62,722	(11.1)%	227,844	233,453	(2.4)%
	$719,975	$674,617	6.7%	$2,799,794	$2,711,444	3.3%

Comparable sales change
	Three months ended		Twelve months ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
DSW segment	1.0%	(7.1)%	(0.5)%	(2.9)%
ABG	9.8%	(6.0)%	1.8%	(3.7)%
Total Company	1.3%	(7.0)%	(0.4)%	(3.0)%

Stores and square footage data
	February 3, 2018	January 28, 2017
DSW stores open, end of period	512	501
ABG stores open, end of period	293	395
DSW stores total square footage (in thousands)	10,485	10,336

Reported gross profit by segment
	Three months ended		Twelve months ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
DSW Segment:
Merchandise margin	42.3%	40.4%	43.3%	43.1%
Store occupancy expenses	(10.8)	(11.4)	(10.9)	(11.1)
Distribution and fulfillment expenses	(2.3)	(2.2)	(2.3)	(2.2)
Gross profit	29.2%	26.8%	30.1%	29.8%
Other - Gross profit	(6.7)%	7.5%	6.9%	14.7%
Total Company gross profit	26.5%	25.0%	28.2%	28.5%

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	February 3, 2018	January 28, 2017
Assets
Cash and cash equivalents	$175,932	$110,657
Short-term investments	124,605	98,530
Accounts receivable, including related parties	19,236	19,006
Inventories	501,903	499,995
Prepaid expenses and other current assets	41,333	31,078
Total current assets	863,009	759,266
Property and equipment, net	355,199	375,251
Long-term investments	—	77,904
Goodwill	25,899	79,689
Intangible assets	135	35,108
Deferred income taxes	27,671	14,934
Equity investment in Town Shoes	6,096	15,830
Notes receivable from Town Shoes	115,895	53,121
Other assets	19,709	17,373
Total assets	$1,413,613	$1,428,476
Liabilities and shareholders' equity
Accounts payable, including related parties	$179,308	$186,271
Accrued expenses	145,218	130,334
Total current liabilities	324,526	316,605
Long-term liabilities	138,732	174,383
Total shareholders' equity	950,355	937,488
Total liabilities and shareholders' equity	$1,413,613	$1,428,476

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net sales	$719,975	$674,617	$2,799,794	$2,711,444
Cost of sales	(529,517)	(505,782)	(2,010,418)	(1,939,611)
Operating expenses	(153,630)	(145,120)	(607,723)	(591,816)
Impairment charges	(6,739)	—	(89,440)	—
Change in fair value of contingent consideration	3,821	25,231	32,747	20,151
Operating profit	33,910	48,946	124,960	200,168
Interest income, net	965	515	2,789	2,141
Non-operating income (expense)	419	(6)	(1,885)	338
Income before income taxes and income (loss) from Town Shoes	35,294	49,455	125,864	202,647
Income tax provision	(24,107)	(18,433)	(59,617)	(78,853)
Income (loss) from Town Shoes	514	(496)	1,057	741
Net income	$11,701	$30,526	$67,304	$124,535
Diluted earnings per share	$0.15	$0.38	$0.83	$1.52
Weighted average diluted shares	80,647	80,657	80,687	82,135

DSW INC.
NON-GAAP RECONCILIATION
(unaudited and in thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Reported net income	$11,701	$30,526	$67,304	$124,535
Pre-tax Adjustments:
Impairment charges	6,739	—	89,440	—
Ebuys inventory write-downs	9,257	—	9,257	—
Ebuys acquisition inventory step-up costs	—	533	—	1,757
Acquisition-related costs	600	(29)	677	2,259
Amortization of intangible assets	39	832	3,093	3,734
Change in fair value of Ebuys contingent consideration liability	(3,821)	(25,232)	(32,747)	(20,151)
Restructuring expenses	346	467	1,176	4,543
Foreign currency net loss (gain)	(1,102)	—	1,106	—
Total pre-tax adjustments	12,058	(23,429)	72,002	(7,858)
Tax effect of adjustments	(3,321)	9,417	(26,630)	3,411
Net tax expense impact of implementing the U.S. Tax Reform	10,079	—	10,079	—
Total adjustments, after tax	18,816	(14,012)	55,451	(4,447)
Adjusted net income	$30,517	$16,514	$122,755	$120,088
Reported diluted earnings per share	$0.15	$0.38	$0.83	$1.52
Adjusted diluted earnings per share	$0.38	$0.20	$1.52	$1.46

Non-GAAP Measures

In addition to earnings per share and net income determined in accordance with accounting principles generally accepted in the United States ("GAAP"), for purposes of evaluating operating performance, the Company uses adjusted earnings per share and net income, which adjust for the effects of impairment charges, Ebuys inventory write-downs, acquisition-related costs related to Ebuys and the planned acquisition of Town Shoes, the amortization expense of acquired intangible assets and the change in fair value of contingent consideration liability related to Ebuys, restructuring costs related to the Company's expense management initiative, net foreign currency changes on Canadian dollar investments, and the net tax expense impact of implementing the U.S. Tax Reform. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations.

SOURCE DSW Inc.

For more information: Christina Cheng, investorrelations@dswinc.com

Media:     Margaret Standing, mediarelations@dswinc.com